Exhibit 5.1

June 23, 2011

CIMETRIX INCORPORATED
6979 South High Tech Drive
Salt Lake City, Utah 84047

Re:	Registration Statement on Form S-8 filed by Cimetrix Incorporated (the “Company”) with respect to the Cimetrix Incorporated 2006 Long-Term Incentive Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 3,000,000 additional shares of common stock, par value $.0001 per share, of the Company (the “Common Shares”) that may be issued pursuant to the Plan to Plan participants.  When issued to Plan participants in accordance with the provisions of the Plan and pursuant to the Registration Statement, the Common Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

PARR BROWN GEE & LOVELESS, PC